EXHIBIT 21.01
GLU MOBILE INC.
Subsidiaries as of March 13, 2009

State or Other
Jurisdiction of
Incorporation or
Name of Subsidiary(1)	Which Does Business As	Organization

Beijing Zhangzhong MIG Information Technology Co. Ltd.	MIG	People’s Republic Of China

Glu Mobile Limited	Glu Mobile Limited	Hong Kong

Glu Mobile Limited	Glu Mobile Limited	United Kingdom

Maverick Mobile Entertainment (Beijing) Limited	Maverick Mobile Entertainment (Beijing) Limited	People’s Republic Of China

Superscape Inc.	Glu Mobile Inc.	Delaware

Superscape Group Limited	Superscape Group Limited	United Kingdom